UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 1, 2015

Commission File Number:  000-49760

Petro River Oil Corp.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
98-0611188
(IRS Employer Identification No.)

1980 Post Oak Blvd., Suite 2020, Houston, Texas 77056
(Address of principal executive offices)

469-828-3900
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2015, David Briones resigned as the Company's Chief Financial Officer of Petro River Oil Corp. (the "Company"). Mr. Briones' decision to resign from his position was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices. Also on May 1, 2015, the Company appointed Angelle Judice as Interim Chief Financial Officer to replace Mr. Briones. Prior to joining the Company, Ms. Judice was the Corporate Controller for Education Management, Inc., at Blue Cliff College in Baton Rouge, Louisiana. Prior to Blue Cliff, Ms. Judice was a Tax Manager at Provost, Salter, Harper & Alford, LLC, a Baton Rouge, Louisiana audit and tax firm. She has held senior finance and management positions in the media industry, including two years with the Louisiana Radio Network, and ten years with WAFB-TV, a CBS affiliate and part of the RAYCOM Media Network. Ms. Judice also currently serves as the Chief Financial Officer of Sibling Group Holdings, Inc. (OTC SIBE), an education technology company. Ms. Judice's educational background includes a Bachelor's Degree in Accounting from Louisiana State University, being a member of LCPA and AICPA, and a registered CPA for over 24 years.

There are no family relationships between Ms. Judice and any director or executive officer of the Company or its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petro River Oil Corp.

Date:   May 4, 2015
By:	/s/ Scot Cohen

Name: Scot Cohen
Title: Chief Executive Officer